Exhibit 10.10

OMNIBUS STOCKHOLDERS’ AGREEMENT

This OMNIBUS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of October 24, 2003, by and among Arbios Technologies, Inc., a Delaware corporation (“Arbios”), Historical Autographs U.S.A., Inc., a Nevada corporation (“HAUSA”), Spectrum Laboratories, Inc., a Delaware corporation (“Spectrum”), Cedars-Sinai Medical Center, a California nonprofit public benefit corporation (the “Junior Preferred Investor”), Achilles A. Demetriou, M.D., Ph.D. and Kristin P. Demetriou, as Trustees of the A & K Demetriou Family Trust created on November 13, 2000 (collectively, “Demetriou”) and Jacek Rozga, M.D., Ph.D. and Joanna Rozga (collectively, “Rozga,” and, collectively with Demetriou, the "Founders"). Spectrum, the Junior Preferred Investor, and the Founders are sometimes collectively hereinafter referred to as the "Holders".

RECITALS

A. Arbios has entered into that certain Agreement and Plan of Reorganization (the “Plan of Reorganization”), dated October 20, 2003, among Arbios, HAUSA, HAUSA Acquisition, Inc., a Nevada corporation, Raymond J. Kuh and Cindy K. Swank, pursuant to which Arbios will merge with HAUSA Acquisition, Inc. (the “Merger”). As a result of the Merger, each share of common stock of Arbios outstanding immediately before the Merger will be converted into one share of common stock of HAUSA (the common stock of HAUSA to be issued in the Merger is herein referred to as the “Common Stock”).

B.  Arbios and the Holders are parties to that certain First Amended and Restated Stockholders’ Agreement, dated as of December 21, 2001 (the “Existing Stockholders’ Agreement”).

C. Arbios, the Founders and the Junior Preferred Investor are parties to that certain Investors’ Rights Agreement, dated as of June 29, 2001 (the “Investors’ Rights Agreement”).

D. As a result of the reorganization of Arbios’ ownership that will occur in the Merger, (i) Arbios and the Holders agree that the Existing Stockholders’ Agreement should be terminated, effective as of the Merger, and (ii) Arbios, the Junior Preferred Investor and the Founders agree that the Investors’ Rights Agreement should be terminated, effective as of the Merger.

E. Pursuant to the Plan of Reorganization, all outstanding shares of preferred stock of Arbios are required to be converted into additional shares of Arbios common stock, which shares of Arbios common stock will be converted into shares of Common Stock in the Merger.

F. The Junior Preferred Investor, the owner of all of the issued and outstanding shares of Arbios’ preferred stock, is willing to convert its 681,818 shares of Junior Preferred Stock for 681,818 shares of Arbios common stock immediately prior to the Merger on the terms and conditions of this Agreement.

G. The parties to this Agreement agree that the restrictions imposed by the two Founder’s Restricted Stock Purchase Agreements, each entered into as of September 1, 2002 by one of the Founders and Arbios (the “Founder’s Agreements”), on the Arbios shares owned by the Founders will no longer be necessary or appropriate following the Merger.

H. The Merger and the other transactions contemplated by the Plan of Reorganization are scheduled to occur by no later than October 30, 2003.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises, covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. TERMINATION OF PRIOR AGREEMENTS

1.1 Termination of Prior Agreements. Subject to the consummation of the Merger, the parties to the Existing Stockholders’ Agreement and to the Investors’ Rights Agreement hereby agree that each such agreement shall automatically terminate and be cancelled effective as of the effectiveness of the Merger.

1.2 Waiver of Rights Under Prior Agreements. Each party to this Agreement who is also a party to either of the Existing Stockholders’ Agreement or the Investors’ Rights Agreement hereby waives any and all rights such party may have under such agreements relating to this Agreement, the Plan or Reorganization, or any of the transactions contemplated by any of the foregoing agreements, including the right to approve such transactions or the right of first refusal to purchase any shares issuable in any such transactions.

2. CONVERSION/EXCHANGE OF PREFERRED STOCK

2.1 The Junior Preferred Investor hereby agrees to exchange/convert all of the 681,818 shares of Junior Preferred Stock owned by the Junior Preferred Investor for 681,818 shares of Arbios common stock (the “Exchange”). In order to effect the Exchange, the Junior Preferred Investor is hereby delivering to Arbios the stock certificate representing all of the shares of Junior Preferred Stock owned by the Junior Preferred Investor, which certificate has been duly endorsed for cancellation. Subject to Section 2.2 below, the Junior Preferred Investor hereby irrevocably instructs Arbios to cancel the foregoing certificate and the shares of Junior Preferred Stock immediately prior to the Merger, and Arbios hereby agrees to cancel the Junior Preferred Stock and to issue the 681,818 shares of Arbios common stock in the Exchange immediately before the Merger becomes effective. However, Arbios agrees that it will not cancel the shares of Junior Preferred Stock until immediately prior to the closing of the Merger. Arbios and the Junior Preferred Investor hereby agree that the Exchange shall for all purposes be deemed to be effective immediately prior to the closing of the Merger if the Merger occurs, and that the shares of Junior Preferred Stock shall be deemed to have been exchanged for shares of Arbios common stock at the time that the Merger occurs. Since the 681,818 shares of Arbios common stock to be issued to the Junior Preferred Investor in the Exchange shall, in connection with the Merger, automatically be converted into 681,818 shares of Common Stock of HAUSA, the parties hereto agree that the stock certificate to be received by the Junior Preferred Investor as a result of the Exchange may be issued as a stock certificate for 681,818 shares of Common Stock of HAUSA immediately after the Merger.

2.2 In the event that the Merger has not been consummated by October 31, 2003, Arbios shall thereafter not cancel the shares of Junior Preferred Stock and shall promptly thereafter return to the Junior Preferred Investor the stock certificate representing the Junior Preferred Stock.

3. REGISTRATION RIGHTS

3.1 Definitions. For purposes of this Section 3:

(a) Registration Rights Holders. The term “Registration Rights Holder” means the Junior Preferred Investor and the Founders, and any assignee of record of the Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement.

(b) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(c) Registrable Securities. The term “Registrable Securities" means: (i) all shares of Common Stock of HAUSA listed on Schedule A, which shares are expected to be issued to the Registration Rights Holders in the Merger, together with any other shares of HAUSA that may be acquired by the Registration Rights Holders or any of the Registration Rights Holders' permitted successors and assigns after the Merger; and (ii) any shares of Common Stock of HAUSA issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (i) of this Section 3.1 (c); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 3 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

(d) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(e) Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended.

3.2 Piggyback Registrations.

(a) Registration Rights. Subject to the completion of the Merger, HAUSA agrees to the following registration provisions. HAUSA shall notify the Registration Rights Holders in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of HAUSA (including, but not limited to, registration statements relating to secondary offerings of securities of HAUSA), and will afford the Registration Rights Holders an opportunity to include in such registration statement all or any part of the Registrable Securities then held by the Registration Rights Holders. Notwithstanding the foregoing, the registration rights provided by this Section 3.2 shall not apply to any registration statement (i) relating to any employee benefit plan or an SEC Rule 145 transaction, (ii) filed by HAUSA pursuant to those certain Subscription Agreements--Bridge Offering entered into in September 2003 between Arbios and the purchasers of $400,000 of Arbios’ convertible promissory notes, or (iii) filed by HAUSA pursuant to those certain Subscription Agreements entered into between Arbios and the investors who purchased up to $4,010,000 of Arbios’ Units (consisting of shares of Arbios common stock and warrants) in September and October 2003. If a Registration Rights Holder desires to include in any such registration statement all or any part of the Registrable Securities held by such Registration Rights Holder, it shall, within twenty (20) days after receipt of the above-described notice from HAUSA, so notify HAUSA in writing, and in such notice shall inform HAUSA of the number of Registrable Securities such Registration Rights Holder wishes to include in such registration statement. If a Registration Rights Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by HAUSA, such Registration Rights Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by HAUSA with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If a registration statement under which HAUSA gives notice under this Section 3.2 is for an underwritten offering, then HAUSA shall so advise the Registration Rights Holders in writing. In such event, the right of each Registration Rights Holder to have its Registrable Securities included in a registration pursuant to this Section 3.2 shall be conditioned upon such Registration Rights Holder's participation in such underwriting and the inclusion of such Registration Rights Holder's Registrable Securities in the underwriting to the extent provided herein. In connection with such underwritten offering, each participating Registration Rights Holder shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter or underwriters determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to HAUSA in full for shares of HAUSA stock it proposes to offer in a primary offering, and second, to the participating Registration Rights Holders ratably in accordance with the number of shares each requesting Registration Rights Holder requested to be underwritten; provided, however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the aggregate number of Registrable Securities of all Registration Rights Holders included in any such registration is not reduced below ten percent (10%) of the shares included in the registration. If a Registration Rights Holder disapproves of the terms of any such underwriting, such Registration Rights Holder may elect to withdraw therefrom by written notice to HAUSA and the underwriter, delivered at least twenty (20) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. Any such exclusion or withdrawal in such underwriting shall not limit the rights of the Registration Rights Holder to include its Registrable Securities in any subsequent underwritten offering under this Section 3.2(b).

(c) Expenses. All expenses incurred in connection with a registration pursuant to this Section 3.2 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal and “blue sky” registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for HAUSA, shall be borne by HAUSA. The participating Registration Rights Holders shall bear their proportionate share (based on the total number of their shares sold in such registration) of any counsel representing all of the participating Registration Rights Holders and all discounts, commissions or other amounts payable to underwriters or brokers in connection with such registration.

3.3 Obligations of HAUSA. Whenever required to effect the registration of any Registrable Securities under this Agreement, HAUSA shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of any participating Registration Rights Holder, keep such registration statement effective for ninety (90) days (or until all Registrable Securities included therein have been sold if the registration is filed on Form S-3 or any similar successor form).

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to each participating Registration Rights Holder such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Registration Rights Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Registration Rights Holder that are included in such registration.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by any participating Registration Rights Holder, provided that HAUSA shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Registration Rights Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.

(f) Notify the participating Registration Rights Holders (at any time when a prospectus relating to such registration statement is required to be delivered under the Securities Act) of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. HAUSA will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(g) Cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange or trading system on which similar securities issued by HAUSA are then listed.

3.4 Furnish Information. It shall be a condition precedent to the obligations of HAUSA to take any action pursuant to Section 3.3 that the Registration Rights Holders shall furnish to HAUSA such information regarding Registration Rights Holders, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

3.5 Delay in Registration. No Registration Rights Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

3.6 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 3.2:

(a) By HAUSA. To the extent permitted by law, HAUSA shall indemnify and hold harmless each of the participating Registration Rights Holders and each of its partners, members, directors, officers and shareholders, any underwriter (as defined in the Securities Act) for any such Registration Rights Holder and each person, if any, who controls any such Registration Rights Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “1934 Act”) (collectively, “Registration Rights Holder Indemnitees”), against any losses, claims, damages, or liabilities (joint or several) to which they (or any of them) may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by HAUSA of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and HAUSA will reimburse each of the Registration Rights Holder Indemnitees for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of HAUSA (which consent shall not be unreasonably withheld, delayed or conditioned), nor shall HAUSA be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Registration Rights Holder Indemnitees, including without limitation, any information furnished by the participating Registration Rights Holders to HAUSA pursuant to Section 3.4 hereof.

(b) By the Participating Registration Rights Holders. To the extent permitted by law, each participating Registration Rights Holder will indemnify and hold harmless HAUSA, each of its directors, each of its officers who have signed the registration statement, and each person, if any, who controls HAUSA within the meaning of the Securities Act or the 1934 Act (collectively, “Company Indemnitees”), against any losses, claims, damages or liabilities (joint or several) to which HAUSA or any such Company Indemnitee may become subject under the Securities Act, the 1934 Act or other federal or state law, but only insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such participating Registration Rights Holder expressly for use in connection with such registration, including without limitation, any information furnished by such participating Registration Rights Holder to HAUSA pursuant to Section 3.4 hereof; and such participating Registration Rights Holder will reimburse any legal or other expenses reasonably incurred by HAUSA or any such Company Indemnitee as incurred in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such participating Registration Rights Holder which consent shall not be unreasonably withheld, delayed or conditioned; and provided further, that the total amounts payable in indemnity by any participating Registration Rights Holder under this Section 3.6(b) in respect of any Violation shall not exceed the net proceeds received by such participating Registration Rights Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 3.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.6.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of HAUSA and the participating Registration Rights Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e) Contribution. If the indemnification provided for in this Section 3.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) no such Registration Rights Holder will be required to contribute any amount in excess of the net proceeds received from all such Registrable Securities offered and sold by such Registration Rights Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f) Conflict with Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

(g) Survival. The obligations of HAUSA and the participating Registration Rights Holders under this Section 3.6 shall survive the completion or termination of any offering of Registrable Securities in a registration statement.

3.7 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, HAUSA agrees to:

(a) Make and keep public information concerning HAUSA available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of HAUSA under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Registration Rights Holder owns Registrable Securities, to furnish to such Registration Rights Holder upon request such information as the holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Registration Rights Holder to sell any such securities without registration.

3.8 Assignment. Notwithstanding anything herein to the contrary, the registration rights of the Registration Rights Holders under Section 3 hereof may be assigned only to a party who acquires at least 200,000 shares of Registrable Securities, provided, however that no party may be assigned any of the foregoing rights unless HAUSA is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of HAUSA as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

4. “MARKET STAND-OFF” AGREEMENT. Each Holder has previously entered into a “market stand-off agreement” with Arbios, either in the Investors’ Rights Agreement or in a stock purchase agreement. Arbios and the Holders hereby agree that all such existing market stand-off agreements shall terminate and become ineffective if and when the Merger is closed.

The parties hereto agree to the following market stand-off provisions, which provisions shall become effective if and when the Merger is closed. Each Holder hereby agrees that it shall not, to the extent requested by HAUSA or an underwriter of securities of HAUSA, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any Common Stock or other shares of stock of HAUSA then owned by such Holder (other than to transferees or partners of the Holder who agree to be similarly bound) for such period of time beginning on the date such Holder is notified in writing by HAUSA or the representative of the underwriters of HAUSA’s Common Stock that HAUSA proposes to file a registration statement under the Securities Act and ending on the date specified by HAUSA or the representatives of such underwriters, such period not to exceed ninety (90) days following the effective date of the registration statement of HAUSA filed under the Securities Act; provided, however, that (i) all executive officers and directors of HAUSA then holding Common Stock and (ii) each stockholder of HAUSA holding in the aggregate at least one percent (1%) of the total equity of HAUSA, enter into similar agreements.

In order to enforce the foregoing covenant, HAUSA shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Common Stock and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

5. AMENDMENT OF FOUNDER’S AGREEMENTS; VESTING OF STOCK Arbios and the Holders hereby agree that the Repurchase Option and the Right of First Refusal (as such terms are defined in the Founder’s Agreements) shall be terminated effective immediately prior to the effectiveness of the Merger. Accordingly, the parties to this Agreement hereby agree that, effective immediately prior to the Merger, (i) the vesting periods of all of the shares of Arbios common stock owned by each of the Founders (or their assignees) shall be accelerated and all such shares shall become fully Vested Shares (as defined in the Founder’s Agreements), (ii) the Repurchase Option and the Right of First Refusal, and all of the other provisions of Sections 5 and 6 of the Founder’s Agreements, shall become null and void and shall be deemed to be deleted from those agreements, and (iii) Arbios, as the Escrow Holder, shall release any of the Founders’ shares then held in escrow pursuant to the Founder’s Agreements. The parties to this Agreement further agree that the certificates representing the Common Stock issuable to the Founders following the Merger shall not bear any legend referring to the Repurchase Option and the Right of First Refusal.

6. TERMINATION This Agreement shall automatically terminate in the event that the Merger has not been consummated on or before October 31, 2003.

7. MISCELLANEOUS

7.1 Entire Agreement Superseding Prior Agreements. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations, both written or oral, between the parties with respect to the subject matter hereof. Specifically, this Agreement amends, restates and supersedes in whole the Existing Stockholders’ Agreement and the Investors’ Rights Agreement.

7.2 Amendments of Rights and Waivers. Any provision of this Agreement may be amended, and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Arbios, HAUSA and Registration Rights Holders holding at least 50% of the then Registrable Securities then outstanding. Notwithstanding the foregoing, however, in the event that any proposed amendment or waiver of any provision of this Agreement adversely affects the rights or remedies of the Junior Preferred Investor, then such amendment or waiver shall also require the written consent of the Junior Preferred Investor.

7.3 Successors And Assigns. Subject to the provisions of Section 4 hereof, the terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto.

7.4 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware excluding that body of law relating to conflict of laws and choice of law.

7.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

7.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or five (5) days after deposit with the United States Post Office by registered or certified mail, postage prepaid and addressed as follows: (i) If to the Holders, at their addresses indicated on signature page of this Agreement; and (ii) if to HAUSA (after the Merger), at its principal executive offices, or (iii) in each case at such other address as any party may designate by giving ten (10) days advance written notice to all other parties.

7.7 Headings. The headings or captions to sections used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.8 Costs and Attorneys’ Fees. If any action at law or in equity is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees and disbursements incurred in each such action, including any and all appeals or petitions therefrom, in addition to any other relief to which such party may be entitled.

7.9 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

7.10 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of HAUSA of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

7.11 Aggregation of Stock. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.12 Counterparts. This Agreement may be executed in two or more counterparts, and signature pages may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Holders, Arbios and HAUSA have caused this OMNIBUS STOCKHOLDERS’ AGREEMENT to be duly executed as of the date first written above.

Achilles A. Demetriou	Kristin P. Demetriou
Achilles A. Demetriou, M.D., Ph.D., as	Kristin P. Demetriou, as Trustee of Trustee of
the A & K Demetriou Family Trust	the A & K Demetriou Family Trust
created on November 13, 2000	created on November 13, 2000
2331 Buckingham Lane	2331 Buckingham Lane
Los Angeles, California 90077	Los Angeles, California 90077

Jacek Rozga	Joanna Rozga
Jacek Rozga, M.D., Ph.D.	Joanna Rozga
2385 Roscomare Road, Unit F-16	2385 Roscomare Road, Unit F-16
Los Angles, California 90077	Los Angeles, California 90077

Arbios Technologies, Inc.	Historical Autographs U.S.A., Inc.

By: Jacek Rozga	By: Cindy K. Swank
Name: Jacek Rozga	Name: Cindy K. Swank
Title: President	Title: President & Director

Cedars-Sinai Medical Center	Spectrum Laboratories, Inc.

By: Shlomo Melmed	By: Roy Eddleman
Name: Shlomo Melmed, M.D.	Name: Roy Eddleman
Title: Senior Vice President for Academic Affairs	Title: Chief Executive Officer

By: Edward Prunchunas	c/o Roy T. Eddleman
Name: Edward M. Prunchunas	18617 Broadwick Street
Title: Senior Vice President	Rancho Dominguez, California 90220
for Finance and CFO
Address: 8700 Beverly Boulevard
Room 2211
Los Angeles, CA 90048-1865

SCHEDULE A

NAME OF REGISTRATION RIGHTS HOLDERS	NUMBER OF SHARES OF COMMON STOCK OWNED IMMEDIATELY AFTER THE MERGER
Achilles A. Demetriou, M.D., Ph.D, and Kristin P. Demetriou, as Trustees of the A & K Demetriou Family Trust	2,500,000

Jacek Rozga, M.D., Ph.D. and Joanna Rozga	2,500,000

Cedars-Sinai Medical Center	681,818